Exhibit 14

                                  PLEDGE AGREEMENT FOR LENDING ON
MERRILL LYNCH                     SHELF-REGISTERED CONTROL OR
                                  RESTRICTED SECURITIES


In consideration of the loan(s) made by Merrill Lynch, Pierce, Fenner & Smith Incorporated (Pledgee) to the undersigned (Pled-gor), it is agreed as follows:

PLEDGE

1. the Pledgor agrees to pledge the securities hereinafter mentioned to the Pledgee as security for the repayment of indebtedness of the Pledgor to the Pledgee.

INTEREST RATE

2. The Pledgor acknowledges and understands that the interest rates charged pursuant to this Pledge Agreement are the same rates charged by the Pledgee on its Investor CreditLineSM
(margin) accounts.

MAINTENANCE REQUIREMENTS

3. The Pledgor acknowledges and understands that the minimum maintenance imposed by the Pledgee pursuant to the applicable rules of the New York Stock Exchange for the securities pledged pursuant to paragraph 1 is currently forty percent (40%) and that the Pledgee may impose higher maintenance requirements as the result of the Pledgee's internal policy on concentrated positions or for other reasons.

NO SHARES PLEDGED ELSEWHERE

4. The Pledgor further represents that there are no shares of the Corporation that the Pledgor, his spouse, or any relative of either living in the Pledgor's household own, which are currently pledged as security for the repayment of a loan elsewhere, and that he will not pledge any shares of the Corporation as security for the repayment of a loan elsewhere without the express written consent of the Pledgee.

REDUCED LINE OF CREDIT

5. In the event of the sale of any class of security of the Corporation by or on behalf of the Pledgor, the Pledgor agrees and acknowledges that the Pledgee may reduce or cancel entirely the line of credit given pursuant to this Pledge Agreement in the same proportion as the number of shares sold bears to the number of shares carried in all accounts with the Pledgee to secure the line of credit immediately prior to such sale. However, the preceding sentence notwithstanding, if the applicable maintenance requirements would preclude such a line of credit after such sale, the line of credit shall be reduced below the maximum line of credit permitted by such maintenance requirements.

LIQUIDATION OF PLEDGED SECURITIES

6. The Pledgor agrees that if his debit balance related to these securities pledged herein exceeds the loan made by the Pledgee, a maintenance call will be issued and the Pledgor must liquidate a sufficient number of shares of said security to satisfy the call or deposit cash or non-control non-restricted eligible marginable securities to satisfy the maintenance call. The Pledgor agrees and acknowledges that the Pledgee shall be entitled to take market action against any shares held in the Pledgor's account in order to satisfy such maintenance call, and where appropriate, the Pledgee may execute and file the requisite number of Forms 144 on behalf of the Pledgor.

FAMILIARITY WITH RULES 144 AND 145

7. The Pledgor warrants that he is familiar with Securities and Exchange Commission Rules 144 and 145 promulgated under the
Securities Act of 1933.

PAYMENT OF INDEBTEDNESS UPON DEMAND

8. The Pledgor shall at all times be liable for the payment upon demand of the principal and interest on this loan and of any debit balance or other obligations owing in any of the accounts of the Pledgor with the Pledgee and the Pledgor shall be liable to the Pledgee for any deficiency remaining in any such accounts in the event of the liquidation thereof, in whole or in part, by the Pledgee or by the Pledgor, and the Pledgor agrees to indemnify and hold harmless the Pledgee for all costs and liabilities to third parties as the result of the transfer or attempted transfer, liquidation or attempted liquidation of any securities pledged hereby; and the Pledgor shall make payment of such loan, obligations and indebtedness upon demand.

AGREEMENT TO ARBITRATE CONTROVERSIES

9.  *  Arbitration is final and binding on the parties.
    * The parties are waiving their right to seek remedies in court, including the right to a jury trial.
    * Pre-arbitration discovery is generally more limited than and different from court proceedings.
    * The arbitrators' award is not required to include judicial findings or legal reasoning and any party's right to appeal or to seek modification of rulings by the arbitrators is strictly limited.
    * The panel of arbitrators will typically include a minority of arbitrators who are affiliated with the securities industry.

The Pledgor agrees that all controversies which may arise between the Pledgor and the Pledgee, including, but not limited to, those involving any transaction or the construction, performance or breach of this or any other agreement between the Pledgor and the Pledgee, whether entered into prior, on or subsequent to the date hereof, shall be determined by arbitration.

Any arbitration under this agreement shall be conducted only before the New York Stock Exchange, Inc., the American Stock Exchange,
Inc., or arbitration facility provided by any other exchange of which the Pledgee is a member, the National Association of Securities Dealers, Inc., or the Municipal Securities Rulemaking Board, and in accordance with its arbitration rules then in force.

The Pledgor may elect in the first instance whether arbitration shall be conducted before the New York Stock Exchange, Inc., the American Stock Exchange, Inc., or other exchange of which the Pledgee is a member, the National Association of Securities Dealers, Inc., or the Municipal Securities Rulemaking Board, but if the Pledgeor fails to make such election, by registered letter or telegram addressed to the Pledgee's office where the Pledgor's account is maintained (or such other address that the Pledgee may advise the Pledgor of in writing from time to time) before the expiration of five days after receipt of a written request from the Pledgee to make such election, then the Pledgee may make such election. Judgment upon the award of the arbitration may be entered in court, state or federal, having jurisdiction.

LOAN AMOUNT AND RESTRICTIONS

10. The loan amount will be up to $900,000, which sum is subject to (i) the then-current market value of the collateral and (ii) the loan and equity maintenance requirements of applicable regulations and rules, as well as the Pledgee's own requirements.

DELIVERY OF THE SECURITIES PLEDGED

11. The Pledgor herewith delivers to the Pledgee 100,000 shares of the Common stock of Addington (the "Corporation") represented by certificate(s) AR 2155 duly endorsed in blank, or with stock power attached and does hereby assign such securities to the Pledgee.

MANNER IN WHICH THE PLEDGED SECURITIES WERE OBTAINED

12.  The Pledgor represents that the Pledgor obtained the securities
pledged herein on          by a private transaction directly
from the Corporation (indicate nature of acquisition and from whom acquired, for example, on the open market, by exercise of stock option, in a private transaction directly from the Corporation, etc.)

FULLY PAID PLEDGED SECURITIES

13.  The Pledgor represents that he fully paid for the securities
pledged  herein on    pd in full   (if the securities pledged
herein have not yet been fully paid for, so state and provide applicable details). The Pledgor further represents that he has not had a short position in, or any put or other option to dispose of any securities of the Corporation within the twenty-four
(24) preceding months nor will the Pledgor enter into a short position or obtain any put or other option to dispose of any such securities without the express written permission of the Pledgee.

PRIOR SALES BY PARTIES OTHER THAN PLEDGOR

14.  The Pledgor represents to the Pledgee that he has sold  0 shares of the Corporation during the preceding three months and has
sold   0    convertible securities which are convertible into the
shares of the Corporation during the preceding three months.
Further, the Pledgor represents that he has written   0   call
options against the shares of the Corporation which have been exercised nor have expired. The Pledgor also represents to the Pledgee that the Pledgor has no sale orders open with any broker to sell the shares of the Corporation or to sell convertible securities which are convertible into the shares of the Corporation and will not place any such sale orders. In addition, the Pledgor represents to the Pledgee that the Pledgor will not have at any one time more outstanding call options written against shares of the Corporation than the number stated in the second sentence of this Paragraph. Lastly, the Pledgor represents to the Pledgee that the Pledgor will not exercise any exchange traded put options relating to the shares of the Corporation.

PRIOR SALES BY PARTIES OTHER THAN PLEDGOR

15.  The Pledgor represents that to the best of his knowledge, the
following persons have not sold (have sold   0    ) shares of the
Corporation, or convertible securities which are convertible into the shares of the Corporation, within the preceding three months:
(1) his spouse; (2) any relative of him or his spouse residing in his household; (3) any trust of which he or his spouse, or any relative of him or his spouse residing in his household, acts as trustee; (4) any estate of which he or his spouse, or any relative of him or his spouse residing in his household, acts as executor, administrator, trustee, guardian, conservator or acts in any similar capacity; (5) any trust in which he or his spouse, or any relative of him or his spouse residing in his household, has a ten percent (10%) or greater beneficial interest; (6) any corporation, partnership or other entity in which he or his spouse, or any relative of him or his spouse residing in his household, has a ten percent (10%) or greater equity interest; (7) any of his donees who have been given shares of the Corporation within the last two years; (8) any of his donees (including settlors if the Pledgor is a trust) if the shares of the Corporation were given by any donor within the last two years; (9) any of his pledgees, unless the obligation secured by the pledge has been in default for more than two years; (10) any of his Pledgors, unless the obligation secured by the pledge has been in default for more than two years; (11) any person with whom he is acting in concert.

NUMBER OF SHARES OWNED BY PLEDGOR

16. The Pledgor warrants that the total number of shares that he owns of this class of maturity of the Corporation hereby being pledged is 700,000. The Pledgor further warrants that the total number of all other classes of the securities of the Corporation
owned by the Pledgor is          (state each series owned and the
number owned).

MISCELLANEOUS

17. The headings used herein are for descriptive purposes and shall not be deemed to modify or qualify any of the rights or obligations set forth in each such provision. Whenever the term "her" or "his" is used, it shall refer to the undersigned Pledgor, and if there is more than one person signing below as Pledgor, their undertakings shall be joint and several. Pledgor represents and warrants to Pledgee that he has executed a "Client Agreement" for the Investor CreditLineSM (margin) service and received and read the disclosures relating thereto, which disclosures also apply to this account.

GOVERNING LAW

18. This agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its choice of law or conflict of laws principles.

     BY SIGNING BELOW, I ACKNOWLEDGE (1) THAT, IN ACCORDANCE WITH PARAGRAPH 9 ON FIRST PAGE OF THIS AGREEMENT, I AM AGREEING IN ADVANCE TO ARBITRATE ANY CONTROVERSIES WHICH MAY ARISE WITH MERRILL LYNCH; AND (2) RECEIPT OF A COPY OF THIS AGREEMENT.


/s/ Robert Addington
Signature of Pledgor        Signature of Pledgor (if Joint Account)
                                         26B-10727
Date                        Account Number

Accepted:  MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
           (PLEDGEE)

           By:  /s/ Thomas Wille

           Title:  Resident Manager         Date:  2/17/92
              (Resident Vice President/Resident Manager)